News                                                         UNIT CORPORATION
        1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                     Telephone 918 493-7700, Fax 918 493-7714



                             Contact:     Larry D. Pinkston
                                          President and Chief Operating Officer
                                          (918) 493-7700


For Immediate Release...
June 29, 2004


                      UNIT CORPORATION ANNOUNCES AGREEMENT
                       TO PURCHASE SAUER DRILLING COMPANY

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has signed an agreement to acquire Sauer Drilling Company, a Casper-based drilling company and a wholly-owned subsidiary of Tom Brown, Inc., for $34.7 million in cash and an amount equal to Sauer's working capital at closing. The acquisition includes 9 drilling rigs, a fleet of trucks, and an equipment and repair yard with associated inventory, located in Casper, Wyoming. The transaction is expected to close on or about July 30, 2004.
     Sauer Drilling Company and its predecessors have been operating in the Rocky Mountains for more than 25 years, with the last six years as a subsidiary of Tom Brown, Inc., which is now an indirect wholly owned subsidiary of EnCana Corporation. Of the 9 rigs, 8 are currently operating under contract in the Wind River Basin in Wyoming and the Paradox Basin in Colorado. The rigs range from 500 horsepower to 1,000 horsepower with depth capacities rated from 5,000 feet to 16,000 feet. In addition to the rigs, Unit will acquire a fleet of 4 vacuum trucks and 11 rig-up trucks that enable the quick and efficient movement of rigs to new drilling locations. The trucks also have the capacity to move third-party rigs. The equipment yard, located in Casper, Wyoming, will provide service space for the nine newly acquired rigs and trucks and our existing Rocky Mountain fleet.
     John G. Nikkel, Chairman and Chief Executive Officer of Unit Corporation said, "This acquisition will expand our operations in the Rocky Mountains where we currently have 10 rigs operating and will be immediately accretive to both earnings and cash flow per share. Sauer Drilling Company is a respected drilling contractor in the Rocky Mountains, and we are pleased to be adding these assets

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to our fleet. Demand for our rigs continues to remain very strong. We currently have 85 of our 91 rigs operating. At the close of this acquisition, our rig fleet will total 100 land drilling rigs. Of the 100 rigs, 97 are contracted and the remainder have strong expressions of intent."


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     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the possibility that the transaction discussed in this release may not close, future rig utilization and dayrates, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.